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                                                                   Exhibit 12.3

                    Hanover Compression Limited Partnership
               Computation of Ratio of Earnings to Fixed Charges
      (amounts in thousands of dollars, except ratio amounts) (unaudited)

                              September 30, September 30, Pro forma
                                  2002          2001        2001      2001      2000      1999     1998    1997
                              ------------- ------------- --------- --------  --------  -------  -------  -------
Earnings:
Income (loss) before taxes...   $(23,843)     $107,751    $133,063  $131,227  $ 85,379  $60,741  $49,636  $28,685

Add:
Interest on indebtedness and
 amortization of capitalized
 interest, debt expense and
 discount....................     26,816        10,352      19,207    17,800     8,747    8,837   11,716   10,728
Leasing expense and the
 estimated interest factor
 attributable to rents.......     72,701        48,317      94,511    71,637    46,132   22,486    6,310      113

Subtract:
Equity in income on non-
 consolidated affiliates in
 excess of distributions of
 income......................     (7,357)       (3,751)     (5,615)   (9,350)   (3,518)  (1,188)  (1,369)
                                --------      --------    --------  --------  --------  -------  -------  -------
   Earnings as adjusted......     68,317       162,669     241,166   211,314   136,740   90,876   66,293   39,526
                                --------      --------    --------  --------  --------  -------  -------  -------

Fixed charges:
Interest on indebtedness,
 amortization of debt expense
 and discount and capitalized
 interest....................     28,597        11,275      21,697    20,290    10,220   10,319   11,716   10,728
Leasing expense and the
 estimated interest factor
 attributable to rents.......     72,701        48,317      94,511    71,637    46,132   22,486    6,310      113
                                --------      --------    --------  --------  --------  -------  -------  -------
   Total fixed charges.......    101,298        59,592     116,208    91,927  $ 56,352   32,805   18,026   10,841
                                --------      --------    --------  --------  --------  -------  -------  -------
Ratio of earnings to fixed
 charges.....................         (1)         2.73        2.08      2.30      2.43     2.77     3.68     3.65
                                ========      ========    ========  ========  ========  =======  =======  =======

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(1) Due to HCLP's loss for the nine months ended September 30, 2002, the ratio coverage was less than 1:1. HCLP must generate additional pre-tax earnings of $33.0 million to achieve a coverage of 1:1. Included in the loss before tax for the nine months ended September 30, 2002 was a non-cash goodwill impairment charge of $47.5 million. If such charge would not have occurred, the ratio of earnings to fixed charges would have been 1.14 to 1.